Exhibit 5.1

Our File No.	58123V-0001

September 7, 2022

ProMIS Neurosciences Inc.
Suite 200, 1920 Yonge Street

Toronto, Ontario

M4S 3E2

Attention: Board of Directors

Re: ProMIS Neurosciences Inc. (the “Corporation”)
Stock Option Plan and Deferred Share Unit Plan

We have acted as Canadian counsel for the Corporation in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 1,455,771 common shares in the capital of the Corporation (the “Shares”) reserved for issuance with respect to: (i) the exercise of stock options (each, a “Stock Option”) granted or that may be granted pursuant to and in accordance with the Corporation’s Stock Option plan as amended as of June 29, 2015 and as reapproved by shareholders of the Corporation on June 30, 2021 (the “Stock Option Plan”); (ii) future awards of Stock Options granted pursuant to the Stock Option Plan; (iii) the conversion of deferred share units (each, a “DSU”) granted or that may be granted pursuant to and in accordance with the Amorfix Life Sciences Ltd. Deferred Share Unit Plan for Canadian Senior Officers, as amended and approved by shareholders of the Corporation as of September 29, 2014 (the “DSU Plan”); and (iv) future awards of DSUs granted pursuant to the DSU Plan.

In rendering the opinion set forth below, we have reviewed:

(a) the Registration Statement and the exhibits thereto;

(b) the Articles and Bylaws of the Corporation in effect as of the date hereof;

(c) certain records of the Corporation’s corporate proceedings as reflected in its minute book, including resolutions of the board of directors of the Corporation (the “Board”) approving: (i) the Stock Option Plan and various Stock Options granted pursuant to the Stock Plan; and (ii) the DSU Plan and various DSUs granted pursuant to the DSU Plan;

(d) an officer’s certificate (the “Officer’s Certificate”) signed by the Corporation’s Chief Executive Officer; and

(e) such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion the Shares will be validly issued and fully paid and non-assessable Shares in the capital of the Corporation when issued pursuant to: (i) the exercise of Stock Options granted pursuant to the Stock Option Plan; and (ii) the conversion of DSUs granted pursuant to the DSU Plan, provided that, as applicable:

(a)	such Stock Options are granted in accordance with the terms and conditions of the Stock Option Plan;

(b)	such DSUs are granted in accordance with the terms and conditions of the DSU Plan;

(c)	the persons receiving any Stock Options under the Stock Plan perform their obligations to the Corporation in accordance with the terms and conditions of the Stock Plan and any agreement evidencing the grant of the Stock Options, including the payment of the required exercise price with respect to Stock Options; and

(d)	the persons receiving any DSUs under the DSU Plan perform their obligations to the Corporation in accordance with the terms and conditions of the DSU Plan and any agreement evidencing the grant of the DSUs.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a) The foregoing opinion is limited to the laws of the Province of Ontario, including all applicable provisions of the Canada Business Corporations Act (the “CBCA”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

(b) We have assumed: (i) the genuineness of all signatures on documents examined by us; (ii) the legal capacity of the officers of the Corporation; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies; and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c) We have assumed that: (i) each Stock Option granted or to be granted pursuant to the Stock Option Plan has been or will be duly authorized by the Board in accordance with the Articles and Bylaws of the Corporation, the CBCA and the Stock Option Plan; (ii) each DSU granted or to be granted pursuant to the DSU Plan has been or will be duly authorized by the Board in accordance with the Articles and Bylaws of the Corporation, the CBCA and the DSU Plan; and (iii) each agreement governing a Stock Option under the Stock Option Plan or DSU under the DSU Plan, respectively, has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d) We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

(e) We are solicitors qualified to practice law in the Province of Ontario. The opinions expressed herein are limited to the laws of Ontario and the federal laws of Canada applicable therein, in each case as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction. We wish to advise you that we have no responsibility and assume no responsibility to advise you of any changes to applicable laws or any changes involving the Company after the date hereof.

(f) We have assumed that at the time the Corporation is or becomes obligated to issue any Shares upon exercise of Stock Options granted pursuant to the Stock Option Plan or upon the conversion of DSUs granted pursuant to the DSU Plan the Corporation: (i) will have adequate authorized and unissued Shares to fulfill such obligations; and (ii) will be in good standing under the CBCA.

(g) We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to: (i) the exercise of any Stock Option under the Stock Option Plan and that the consideration authorized by the Board for the Shares will have been received by the Corporation prior to their issuance; and (ii) the conversion of any DSU under the DSU Plan.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ McMillan LLP

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